Exhibit 99.1

Acceleron Pharma Reports Second Quarter 2016 Financial and Operational Results

- Presented positive data that confirms and extends longer term Phase 2 safety and efficacy results for luspatercept in myelodysplastic syndromes and beta-thalassemia -

- Presented positive Phase 1 ACE-083 results showing increases in muscle volume in the tibialis anterior muscle in healthy volunteers -

Cambridge, Mass. – August 4, 2016 – Acceleron Pharma Inc. (NASDAQ: XLRN), a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of highly innovative therapeutics to treat serious and rare diseases, today provided a corporate update and reported financial results for the second quarter ended June 30, 2016.

“In the second quarter, we presented updated luspatercept data that builds upon the encouraging Phase 2 results and we have also reinforced the initial results with ACE-083 by showing impressive increases in muscle volume in the second muscle studied in the Phase 1 clinical trial,” said John Knopf, Ph.D., Chief Executive Officer of Acceleron. “With luspatercept now in two Phase 3 clinical trials, ACE-083 heading toward its first Phase 2 clinical trial in the second half of 2016, a rapidly expanding and advancing pipeline of preclinical programs and capital to finance the Company into the second half of 2019, Acceleron is well-positioned for both near- and long-term growth.”

SECOND QUARTER 2016 HIGHLIGHTS

Development Programs

Hematology

•
Updated results from ongoing luspatercept Phase 2 clinical trial in myelodysplastic syndromes (MDS) presented at the 21st Congress of the European Hematology Association (EHA) confirm activity and durability of response. Results highlighted in an oral presentation showed that 51% (25/49) of patients with lower-risk MDS treated with luspatercept achieved increased hemoglobin levels, and 35% (14/40) of patients achieved transfusion independence in the 3-month base study. In the ongoing extension study, 81% (26/32) of patients had increased hemoglobin levels and 50% (11/22) achieved transfusion independence with luspatercept treatment. Data was presented showing hemoglobin increases being sustained for 15 months.

•
Updated results from ongoing luspatercept Phase 2 clinical trial in beta-thalassemia also presented at EHA. Results presented showed that 67% (20/30) of patients achieved at least a 33% reduction in transfusion burden, and 36% (8/22) of patients achieved a hemoglobin increase of at least 1.5 g/dL in the luspatercept 3-month base study. In the ongoing long-term extension study, 83% (20/24) of patients achieved at least a 33% reduction in transfusion burden and 56% (15/27) of patients achieved a hemoglobin increase of at least 1.5 g/dL. Data was presented showing hemoglobin increases being sustained for 12 months.

•
Enrollment is ongoing to explore luspatercept activity in low- or intermediate-risk MDS patients who are erythropoiesis-stimulating agent (ESA) naïve or ring sideroblast negative (RS-). Patients who are eligible to be treated with an ESA but have not yet received such treatment or who are RS-, are being enrolled in a Phase 2 clinical trial. Acceleron plans to present the initial data from these patients by the end of the year.

Musculoskeletal Diseases

•
Results from Phase 1 study of ACE-083 in healthy volunteers were presented at the International Congress on Neuromuscular Diseases. Results demonstrated that ACE-083 produced statistically significant, dose-dependent increases in muscle volume, assessed by magnetic resonance imaging

(MRI), of the tibialis anterior muscle. At the highest dose level, ACE-083 generated a mean increase in muscle volume of 8.9% (p<0.001 vs placebo).

•	Progress continues toward the initiation of a Phase 2 trial with ACE-083 in facioscapulohumeral muscular dystrophy (FSHD), a neuromuscular disorder, in the second half of 2016.

Nephrology

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Acceleron and Celgene expect to provide a development plan update for sotatercept in the second half of 2016. The companies met with health authorities in the first half of the year as part of assessing the potential future investigation of sotatercept in patients with pre-dialysis chronic kidney disease (CKD) due to diabetic nephropathy.

Oncology

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Enrollment continues in Part 2 of the Phase 2 DART study, a randomized, double-blind study of dalantercept plus axitinib, compared to placebo plus axitinib in patients with advanced renal cell carcinoma (RCC). The primary endpoint of this trial, progression-free survival (PFS), is an event-driven assessment with data potentially available by the end of the year.

Preclinical Research

•
Acceleron continues its research on several molecules targeting musculoskeletal diseases, fibrotic disorders and other serious diseases. The most advanced molecule from the IntelliTrap™ platform, ACE-2494, continues to advance through IND-enabling activities. The Company plans to initiate a Phase 1 clinical trial with ACE-2494 in the first half of 2017.

Other Corporate Updates

•
Thomas McCourt appointed to Acceleron’s board of directors. Mr. McCourt brings 30 years of experience building commercial strategies and capabilities across multiple companies for new therapies. He serves as chief commercial officer and senior vice president of marketing and sales of Ironwood Pharmaceuticals. Prior to joining Ironwood in 2009, Mr. McCourt held commercial roles at Amgen, Novartis AG and Astra Merck Inc.

Financial Results

•
Cash position – Cash, cash equivalents and investments as of June 30, 2016 were $262.7 million. As of December 31, 2015 the Company had cash, cash equivalents and investments of $136.0 million. The Company believes that existing cash, cash equivalents and investments will be sufficient to fund its projected operating requirements into the second half of 2019.

•
Revenue – Collaboration revenue for the second quarter was $3.2 million. License and milestone revenue was $0.1 million. Cost sharing reimbursement revenue from the Company's Celgene partnership was $3.1 million and is related to expenses incurred by the Company in support of its partnered programs.

•	Costs and expenses – Total costs and expenses for the second quarter were $22.8 million. This includes R&D expenses of $16.1 million and G&A expenses of $6.7 million.

•	Other expense, net – Other expense for the second quarter was $2.4 million and includes a $2.9 million, non-cash, loss on marking the Company's common stock warrant liability to market.

•	Net loss – The Company posted a net loss for the second quarter ended June 30, 2016 of $22.0 million.

Conference Call and Webcast
The Company will host a live conference call and webcast to discuss its second quarter 2016 financial results and provide a corporate update on August 4, 2016, at 8:00 a.m. EDT. Participants can access the live conference call by dialing 877-312-5848 (domestic) or 253-237-1155 (international) and refer to the “Acceleron Earnings Call.” The live webcast can be accessed on the Investors page of the Company’s website at www.acceleronpharma.com.
A replay of the webcast will be available approximately two hours after the event on the Company's website.
About Acceleron
Acceleron is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of highly innovative therapeutics to treat serious and rare diseases. Its pioneering research platform leverages the powerful biology behind the body’s ability to rebuild and repair its own cells and tissues. This approach to drug discovery has generated four therapeutic candidates that are currently in clinical trials. The Company’s lead therapeutic candidate, luspatercept, is being evaluated in Phase 3 studies for the treatment of the hematologic diseases, myelodysplastic syndromes (MDS) and beta-thalassemia under a global partnership with Celgene Corp. Acceleron is also advancing clinical programs in the fields of oncology and neuromuscular diseases and has a comprehensive preclinical research effort targeting fibrotic and other serious diseases.
For more information, please visit www.acceleronpharma.com. Follow Acceleron on Social Media: @AcceleronPharma and LinkedIn.

ACCELERON PHARMA INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Amounts in thousands)
(unaudited)

	June 30, 2016	December 31, 2015
Cash, cash equivalents and investments	$36,995	$27,783
Short and long-term investments	225,721	108,198
Other assets	11,514	10,356
Total assets	$274,230	$146,337

Deferred revenue	4,514	4,794
Warrants to purchase common stock	11,368	17,187
Other liabilities	14,492	15,093
Total liabilities	30,374	37,074
Total stockholders’ equity	243,856	109,263
Total liabilities and stockholders’ equity	$274,230	$146,337

ACCELERON PHARMA INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Collaboration revenue:
Collaboration revenue	3,195	5,717	21,396	10,139
Costs and expenses:
Research and development	16,138	14,150	32,390	28,930
General and administrative	6,712	4,661	12,618	9,360
Total costs and expenses	22,850	18,811	45,008	38,290
Loss from operations	(19,655)	(13,094)	(23,612)	(28,151)
Total other (expense) income, net	(2,361)	2,711	6,656	3,196
Net loss applicable to common stockholders—basic and diluted	$(22,016)	$(10,383)	$(16,956)	$(24,955)

Net loss per share applicable to common stockholders - basic and diluted	$(0.59)	$(0.32)	$(0.46)	$(0.76)

Weighted-average number of common shares used in computing net loss per share applicable to common stockholders - basic and diluted	37,272	32,870	37,092	32,754

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements about the Company's strategy, future plans and prospects, including statements regarding the development of the Company's compounds, including sotatercept, luspatercept, dalantercept, ACE-083, ACE-2494, the Company's IntelliTrap™ drug discovery platform, and the Company's TGF-beta superfamily program generally, the timeline for clinical development and regulatory approval of the Company's compounds, the expected timing for the reporting of data from ongoing trials, and the structure of the Company's planned or pending clinical trials. The words "anticipate," "appear," "believe," "continue," "could," "estimate," "expect," "forecast," "goal," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that the Company’s cash, cash equivalents and investments will be insufficient to fund operations into the second half of 2019, that preclinical testing of the Company's compounds and data from clinical trials may not be predictive of the results or success of ongoing or later clinical trials, that data may not be available when the Company expects it to be, that the Company or its collaboration partner, Celgene, will be unable to successfully complete the clinical development of the Company's compounds, that the development of the Company's compounds will take longer or cost more than planned, that the Company or Celgene may be delayed in initiating or completing any clinical trials, that the Company's drug discovery activities may not yield drug candidates for which the Company can commence clinical trials at the rate at which the Company currently anticipates or at all, and that the Company's compounds will not receive regulatory approval or become commercially successful products.

Other risks and uncertainties include those identified under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K which was filed with the Securities and Exchange Commission (SEC) on February 25, 2016, and other filings that the Company has made and may make with the SEC in the future. The forward-looking statements contained in this press release reflect the Company's current views with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Source: Acceleron Pharma

CONTACT:
Acceleron Pharma Inc.
Todd James, IRC, 617-649-9393
Senior Director, Investor Relations and Corporate Communications

Media:
BMC Communications LLC
Brad Miles, 646-513-3125

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